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                                                                    EXHIBIT 16.1

                      [Letterhead of Arthur Andersen LLP]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


October 9, 2001

Dear Sir/Madam:

We have read paragraph (a) of Item 4 included in the Form 8-K dated October 9, 2001 of PTEK Holdings, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP


Copy to:

Mr. Patrick G. Jones,
Executive Vice President, Chief Financial Officer and
Chief Legal Officer, PTEK Holdings, Inc.

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